Exhibit 99.1

Travelzoo Inc. 590 Madison Avenue 21st Floor New York, NY 10022 Media Contact: Kelly Ford +1 (212) 521-4216 kford@travelzoo-inc.com

FOR IMMEDIATE RELEASE

Travelzoo Reports Third Quarter 2005 Financial Results

NEW YORK, October 18, 2005 -- Travelzoo Inc. (NASDAQ: TZOO), the Internet’s largest publisher of travel offers available directly from hundreds of companies, today reported financial results for the third quarter ended September 30, 2005. Diluted earnings per share (EPS) were $0.13, which includes a loss of $363,000 from Travelzoo’s new U.K. business.

Third Quarter 2005 Financial Highlights:

•	Revenues of $13.4 million, up 41% year-over-year
•	Income from operations of $4.2 million, up 27% year-over-year
•	Operating margin of 31.5%
•	Net income of $2.3 million

“Travelzoo continued to see growth in the third quarter as a result of our large audience of 8.9 million subscribers in the U.S., and our new U.K. business,” said Ralph Bartel, chairman and chief executive officer, Travelzoo. “In Q3, we decided to invest a record $5.7 million in marketing the Travelzoo brand. It’s our strong brand combined with a robust business model that we believe will enable us to take advantage of future growth opportunities.”

Travelzoo reported revenues of $13.4 million for the third quarter ended September 30, 2005, an increase of 41% over revenues of $9.5 million for the prior-year period, and a quarterly sequential increase of 9% over revenues of $12.3 million for the second quarter ended June 30, 2005. All revenues were generated from the sale of online advertising to travel companies.

Income from operations for the third quarter ended September 30, 2005 was approximately $4.2 million or 31.5% of revenues, compared to approximately $3.3 million, or 35.0% of revenues, for the prior-year period.

Travelzoo reported a net income of approximately $2.3 million for the third quarter of 2005, up from approximately $2.0 million for the prior-year period.

Cash flow from operations in the third of quarter 2005 was $1.0 million.

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Reported net income for the third quarter of 2005 includes a loss of $363,000 from Travelzoo’s new U.K. business. The loss was treated as having no recognizable tax benefit. Travelzoo UK began operations in May 2005.

Travelzoo’s new U.K. business generated revenues of $368,000 in the third quarter 2005, up from $9,000 in the second quarter 2005.

Travelzoo will host a conference call to discuss third quarter results at 11:00 a.m. Eastern Time today. A live Web cast can be accessed through the company’s investor relations Web site at www.travelzoo.com/ir.

About Travelzoo

Travelzoo Inc. (NASDAQ: TZOO) is the Internet’s largest publisher of travel offers available directly from hundreds of companies. Travelzoo’s media properties include the Travelzoo® Web site (www.travelzoo.com), the Top 20® e-mail newsletter, the Newsflash™ e-mail alert service and SuperSearch™, a travel search engine. With 9.1 million subscribers worldwide, Travelzoo lists offers from more than 500 advertisers. Travelzoo independently reviews all travel deals listed in its publications to ensure that offers are legitimate and easy-to-book.

Certain statements contained in this press release that are not historical facts may be forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. These forward looking statements may include, but are not limited to, statements about our plans, objectives, expectations, prospects and intentions, markets in which we participate and other statements contained in this press release that are not historical facts. When used in this press release, the words “expect,” “predict,” “project,” “anticipate,” “believe,” “estimate,” “intend,” “plan,” “seek” and similar expressions are generally intended to identify forward looking statements. Because these forward looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward looking statements, including changes in our plans, objectives, expectations, prospects and intentions and other factors discussed in our filings with the SEC. We cannot guarantee any future levels of activity, performance or achievements. Travelzoo undertakes no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this press release.

Travelzoo and Top 20 are registered trademarks of Travelzoo Inc. All other company and product names mentioned are trademarks of their respective owners.

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Travelzoo Inc. Condensed Consolidated Statements of Operations (Unaudited) (In thousands, except per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2005	2004	2005	2004

Revenues	$13,384	$ 9,507	$36,871	$23,171
Cost of revenues	225	183	629	529

Gross profit	13,159	9,324	36,242	22,642
Operating expenses:
Sales and marketing	7,101	4,339	18,283	11,463
General and administrative	1,838	1,657	6,573	3,873

Total operating expenses	8,939	5,996	24,856	15,336

Income from operations	4,220	3,328	11,386	7,306
Other income and expense:
Interest income	279	9	656	21
Gain/loss on foreign currency	(4)	-	(8)	-
Income before income taxes	4,494	3,337	12,034	7,327
Income taxes	2,174	1,371	5,703	3,018
Net income	$ 2,320	$ 1,966	$ 6,331	$ 4,309

Basic net income per share	$ 0.14	$ 0.13	$ 0.39	$ 0.25
Diluted net income per share	0.13	0.11	0.35	0.23

Shares used in computing basic net income per share	16,250	15,488	16,249	17,111
Shares used in computing diluted net income per share	17,695	17,293	17,897	18,562

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Travelzoo Inc. Condensed Consolidated Balance Sheets (Unaudited) (In thousands)

	September 30,	December 31,
	2005	2004
ASSETS
Cash and cash equivalents	$ 22,735	$ 26,435
Short term investments	19,918	10,032
Accounts receivable, net	8,330	5,327
Deposits	123	163
Other current assets	376	674
Deferred income taxes	371	391
Total current assets	51,853	43,022

Deposits, less current portion	91	-
Deferred income taxes, less current portion	43	43
Property and equipment, net	148	108
Intangible assets, net	34	84
Total Assets	$ 52,169	$ 43,257

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	701	440
Accrued expenses	3,649	2,464
Deferred revenue	312	91
Income tax payable	637	-
Total Liabilities	5,299	2,995
Common stock	163	162
Additional paid-in capital	30,606	30,300
Accumulated other comprehensive income	(30)	-
Retained earnings	16,131	9,800
Total Stockholders’ Equity	46,870	40,262
Total Liabilities and
Stockholders’ Equity	$ 52,169	$ 43,257

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Travelzoo Inc. Condensed Consolidated Statements of Cash Flows (Unaudited) (In thousands)

	Three months ended September 30,	Nine months ended September 30,
	2005	2005
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$ 2,320	$ 6,331
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	42	126
Deferred income taxes	-	20
Provision for losses on accounts receivable	(8)	39
Tax benefit of stock option exercises	-	396
Accrued income on short-term investments	(145)	(268)
Changes in operating assets and liabilities:
Accounts receivable	(1,214)	(3,050)
Deposits	(7)	(52)
Prepaid expenses and other current assets	247	296
Accounts payable	(722)	266
Accrued expenses	493	1,188
Deferred revenue	25	221
Income tax payable	(1)	637
Net cash provided by operating activities	1,030	6,150

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(22)	(117)
Purchase of short-term investments	(9,918)	(29,691)
Sale of short-term investments	9,985	20,073
Net cash used in investing activities	45	(9,735)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock, net of related costs	-	(124)
Proceeds from stock option exercises	-	35
Effective of exchange rate on cash	(26)	(26)
Recovery of profit from purchase and sale of stock by employees	-	-
Net cash provided by financing activities	(26)	(115)
Net increase in cash and cash equivalents	1,050	(3,700)
Cash and cash equivalents at beginning of period	21,685	26,435

Cash and cash equivalents at end of period	22,735	22,735
Supplemental disclosure of cash flow information:
Cash paid for income taxes net of refunds received	2,175	4,476

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